==============================================================================

                                                  Registration No. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                              --------------------

                                 FORM S-3

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                             --------------------

                         FOREST LABORATORIES, INC.
          (Exact name of registrant as specified in its charter)

                             --------------------

          DELAWARE                              11-1798614
(State or other jurisdiction of              (I.R.S. Employer

incorporation or organization)             Identification Number)

                              --------------------

                           150 EAST 58TH STREET
                       NEW YORK, NEW YORK 10155-0015
                              (212) 421-7850

        (Address, including zip code and telephone number including area code, of Registrant's principal executive offices)

                              --------------------

                            Agent for Service:
                            KENNETH E. GOODMAN
                          Vice President-Finance
                         Forest Laboratories, Inc.
                           150 East 58th Street
                       New York, New York 10155-0015

                        COPIES OF COMMUNICATIONS TO:

                        Herschel S. Weinstein, Esq.
                   Dornbush Mensch Mandelstam & Schaeffer
                              747 Third Avenue
                         New York, New York  10017

                              --------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS
                          REGISTRATION STATEMENT.

                              --------------------

PAGE

         If the only securities being registered on this Form are
being offered pursuant to dividend or interest reinvestment plans,     _
check the following box.                                             /_ /

          If any of the securities being offered on this Form are
to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities
offered only in connection with dividend or interest reinvestment     _
plans, check the following box.                                     /_x/

- ------------------------------------------------------------------------

                       CALCULATION OF REGISTRATION FEE
========================================================================
                             PROPOSED   PROPOSED
  TITLE OF                   MAXIMUM    MAXIMUM          AMOUNT
 SHARES TO     AMOUNT TO     OFFERING   AGGREGATE         OF
     BE            BE        PRIC PER   OFFERING       REGISTRATION
 REGISTERED    REGISTERED    SHARE (1)  PRICE (1)         FEE
 ---------------------------------------------------------------------------
Common Stock,
 par value
 $.10 per
 share          107,769      $41.25      $4,445,471.20   $1,533

=============================================================================

 <1> Estimated solely for the purpose of calculating the
     registration fee and based upon the closing price of the Registrant's Common Stock on the American Stock Exchange, Inc. on August 1, 1994.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION (A), MAY DETERMINE.

 ============================================================================








                                    - ii -
PAGE

P R O S P E C T U S



                                107,769 SHARES

                         FOREST LABORATORIES, INC.

                                COMMON STOCK

                              --------------------



         The shares offered hereby will be sold by the Selling
 Shareholders. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares offered hereby.

         The shares of Common Stock of the Company are listed on the American Stock Exchange and are traded under the symbol FRX.
 On August____, 1994, the closing price of the Common Stock was $______ per share. See "Price Range of Common Stock and
 Dividends."


                               --------------------


       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




         The Selling Shareholders have advised the Company that they propose to offer for sale and sell the shares registered hereby from time to time in broker's transactions, to market makers or in block placements, or through a combination thereof, at market prices prevailing at the time of sale or at prices otherwise negotiated. Such shares are being offered on a continuous basis; the precise amounts and timing of sales, if any, of the shares offered hereby will be determined by the Selling Shareholders in their sole discretion from time to time.


                               --------------------


                 THE DATE OF THIS PROSPECTUS IS AUGUST 1, 1994
PAGE

                            AVAILABLE INFORMATION

         Forest Laboratories, Inc. (together with its subsidiaries herein called the "Company" or "Forest") is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its New York Regional Office, Room 1228, 75 Park Plaza, New York, New York 10007; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the American Stock Exchange, and such material can also be inspected at such exchange, 86 Trinity Place, New York, New York.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1994 as filed with the Commission, is incorporated herein by reference. All documents filed pursuant to
 Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered copies of the above documents, other than exhibits thereto, upon request of any such person to the Secretary of the Company, 150 East 58th Street, New York, New York 10155-0015 (telephone number 212-421-7850).

                              --------------------

 PAGE

                                 THE COMPANY

         Forest develops, manufactures and sells both branded and generic forms of ethical drug products which require a physician's prescription, as well as non-prescription pharmaceutical products sold over-the-counter. Forest's most important United States products consist of branded ethical drug specialties marketed directly, or "detailed," to physicians by the Company's salesforce and its controlled release line of generic products sold to wholesalers, chain drug stores and generic distributors. In recent years the Company has emphasized increased detailing to physicians of those branded ethical drugs it believes have the most potential for growth, and the introduction of new products acquired from other companies or developed by the Company.

         The Company is a Delaware corporation organized in 1956, and its principal executive offices are located at 150 East 58th
 Street, New York, New York 10155-0015 (telephone number
 212-421-7850).


                             SELLING SHAREHOLDERS

         The following persons and entities ("Selling Shareholders") are offering an aggregate of up to 107,769 shares of Common Stock by means of this Prospectus:



    	                                     SHARES         SHARES OWNED
                        SHARES            BEING         FOLLOWING THIS
     NAME               OWNED             OFFERED           OFFERING
     ----               ------            -------       ---------------

 PruTech Research
 and Development
 Partnership
 ("PruTech")             64,018           64,018           - 0 -


 Vito M. Esposito        16,758           16,758           - 0 -


 Peter E. Maxim             869              869           - 0 -


 Ben G. Cameransi           297              297           - 0 -


 Gabor R. Fodor             149              149           - 0 -


 Michael Baseler             30               30           - 0 -


 Mark R. Klinger             30               30           - 0 -



                                                          SHARES OWNED
                          SHARES          BEING          FOLLOWING THIS
        NAME              OWNED           OFFERED           OFFERING
        ----              ------          --------       --------------

 Robert W. Veltri         2,228           2,228            - 0 -


 American Research
 & Development II,
 L.P. ("ARD")            23,390          23,390            - 0 -





          PruTech acquired the Shares offered by it hereunder pursuant to the terms of an Acquisition Agreement dated June 30, 1994 and pursuant to which PruTech assigned to the Company certain technology which had previously been licensed to the Company.

          Each of ARD and the other individual Selling Shareholders listed above acquired the Shares offered by them hereunder pursuant to an Agreement and Plan of Merger dated June 10, 1994 pursuant to which the Company acquired the assets of Theracel Corporation ("Theracel") through the merger of Theracel into the Company.


                             PLAN OF DISTRIBUTION

          The Shares offered hereby are being sold by the Selling
 Shareholders for their own account. The Company will not receive any of the proceeds from this offering.

          The Shares covered by this Prospectus may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by each Selling Shareholder as agent but may position and resell a portion of the block as principal to facilitate the transaction;
 (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and
 (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Each Selling Shareholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from such Selling Shareholder and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities
 Act of 1933, in connection with such sales.

          Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this Prospectus.

          PruTech has agreed to pay certain of the costs of registering the shares of Common Stock offered by it hereby under the Securities Act of 1933, as amended.

          The Selling Shareholders will deliver a Prospectus in connection with the sale of shares of Common Stock offered hereby.


                                LEGAL OPINIONS

          The validity of the Common Stock offered hereby is being passed upon for the Company by Dornbush Mensch Mandelstam &
 Schaeffer, New York, New York.


                                   EXPERTS

          The consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, independent certified public accountants, to the extent and for the periods set forth in their reports herein incorporated by reference and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.



                                    -5-
PAGE

====================================     ===================================

    No dealer, salesman or any other
person has been authorized to give any
information or to make any representa-
tions not contained in this Prospectus
in connection with the offering des-                107,769 SHARES
cribed herein and, if given or made,
such information or representation must
not be relied upon as having been
authorized by the Company or any
Underwriter.  This Prospectus does not
constitute an offer of any securities          FOREST LABORATORIES, INC.
other than those specifically offered
hereby or of any of the securities
offered hereby in any jurisdiction
to any person to whom it is unlawful
to make such offer or solicitation in
such jurisdiction.  Neither the delivery
of this Prospectus nor any sale made                 COMMON STOCK
hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

            -------------

          TABLE OF CONTENTS

                                   PAGE           --------------------

Available Information . . . . . .    2                PROSPECTUS
Incorporation of Certain Docu-
  ments by Reference  . . . . . .    2               August ____, 1994
The Company . . . . . . . . . . .    3
Selling Shareholders  . . . . . .    3             -------------------
Plan of Distribution. . . . . . .    4
Legal Opinions  . . . . . . . . .    4
Experts . . . . . . . . . . . . .    5

=====================================    ====================================

PAGE

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The expenses in connection with the issuance and distribution of the securities being registered, all of which are payable by the Company, are estimated as follows:

          Registration Fee - Securities
            and Exchange Commission               $ 1,533.00

         Accounting Fees and Expenses               3,000.00
          Legal Fees and Expenses                   2,000.00
          Miscellaneous                               500.00
                                                  ----------
                Total                             $ 7,033.00
                                                  ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty. The Company shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith. In addition,
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to limit or eliminate the liability of a director to the corporation for negligent breaches of such director's fiduciary duties in certain circumstances. The foregoing statement is qualified in its entirety by the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law.

          The Company's Certificate of Incorporation and By-laws contain provisions with respect to indemnification of directors and officers which provide for indemnification and limitation or elimination of liabilities to the full extent permitted by Delaware law as described above.

ITEM 16.  EXHIBITS.

     4.   -    Certificate of Incorporation - incorporated herein
               by reference to Exhibit 3 to the Company's Report on Form 8-K dated March 9, 1981, to Exhibit 3.1(b) to the Company's Registration Statement on Form
               S-1, Registration No. 2-97792, dated May 16, 1985 and to the Company's proxy statements for its annual meeting of shareholders held in August, 1987, August, 1988 and August, 1993.

     5.   -    Opinion of Dornbush Mensch Mandelstam & Schaeffer.

    24.   -

   (a)    -    Consent of BDO Seidman.

   (b)    -    Consent of Dornbush Mensch Mandelstam & Schaeffer -
               contained in its opinion filed as Exhibit 5.

    25.   -    Power of Attorney of certain directors of Forest. -
               set forth on the signature page to this
               Registration Statement.

ITEM 17.  UNDERTAKINGS.

      (a)  The undersigned Registrant hereby undertakes:

           (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

               (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 II-3
PAGE

                                SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 31st day of July, 1994.


                                  FOREST LABORATORIES, INC.



                                  By:     /s/ Howard Solomon
                                      --------------------------------
                                              Howard Solomon,
                                                President,
                                          Chief Executive Officer
                                               and Director



          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Solomon and Kenneth Goodman and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

                                  II-4
PAGE

       SIGNATURES                   TITLE              DATE
       ----------                   -----              ----

PRINCIPAL EXECUTIVE OFFICER:



   /s/Howard Solomon            President,        July 31, 1994
- ----------------------------    Chief Executive
      Howard Solomon            Officer and
                                Director


PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:



  /s/Kenneth E. Goodman        Vice President-    July 31, 1994
- ----------------------------   Finance
     Kenneth E. Goodman


DIRECTORS:



   /s/George S. Cohan            Director         July 31, 1994
- ---------------------------
      George S. Cohan


/s/William J. Candee, III        Director         July 31, 1994
- ---------------------------
   William J. Candee, III


   /s/Dan L. Goldwasser          Director         July 31, 1994
- ---------------------------
      Dan L. Goldwasser


  /s/Joseph Martin Schor         Director         July 31, 1994
- ---------------------------
     Joseph Martin Schor

PAGE

                                  EXHIBIT 5
PAGE

                                   August 2, 1994




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Forest Laboratories, Inc. (the "Company")
               - Registration Statement on Form S-3
               covering 107,769 Shares of the Company's
               Common Stock, par value $.10
               ------------------------------------------
Gentlemen:

         We have been requested by the Company, a Delaware corporation, to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 107,769 shares of the Company's common stock, par value $.10 per share (the "Common Stock"). All of the shares of Common Stock covered by the Registration Statement will be offered by certain shareholders (the "Shareholder Shares") which acquired such shares pursuant to an Acquisition Agreement and an Agreement and Plan of Merger as more fully described in the Registration Statement.

         In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation and By-laws of the Company, each as amended to date, copies of the records of corporate proceedings of the Company, copies of each of the Acquisition Agreement and Agreement and Plan of Merger above referred to and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

         Based upon and subject to the foregoing, we are of the opinion that the Shareholder Shares, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

PAGE

Securities and Exchange
   Commission
August 2, 1994
Page 2

         We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

                                  Very truly yours,



                                  /s/ Dornbush Mensch Mandelstam
                                    & Schaeffer
                                  DORNBUSH MENSCH MANDELSTAM &
                                    SCHAEFFER



DMM&S/ejc

PAGE

                              EXHIBIT 24(a)

                              CONSENT OF INDEPENDENT
                           CERTIFIED PUBLIC ACCOUNTANTS

Forest Laboratories, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated May 2, 1994, relating to the consolidated financial statements of Forest Laboratories, Inc. and Subsidiaries, included or incorporated by reference in the Forest Laboratories, Inc. Annual Report on Form 10-K for the year ended March 31, 1994.

We also consent to the reference to us under the caption "Experts" in the Prospectus.
                                                 /s/ BDO Seidman
                                                 -----------------------
                                                     BDO Seidman

New York, New York
July 31, 1994